Exhibit 99

Seacoast Financial Services Corporation Announces: First Quarter 2003 Results; Declares Quarterly Dividend; Records Impact of Retroactive Assessment of State Tax Liability

    NEW BEDFORD, Mass.--(BUSINESS WIRE)--April 24, 2003--Seacoast Financial Services Corporation (Nasdaq NMS: SCFS) holding company for CompassBank and Nantucket Bank, today announced a net loss of $3,029,000, or $.13 per diluted share, for the quarter ended March 31, 2003, compared to net income of $8,874,000, or $.38 per diluted share for the quarter ended March 31, 2002. Included in the first quarter 2003 results is an $11,192,000 charge to earnings, $0.50 per diluted share, due to a retroactive change to Massachusetts tax law implemented on March 5, 2003.
    This new legislation, signed by the Governor of the Commonwealth of Massachusetts, specifically denies the deduction for dividends received from a real estate investment trust subsidiary (REIT) in determining Massachusetts taxable income. The law applies retroactively to tax years ending on or after December 31, 1999. Although Seacoast Financial questions the constitutionality of this retroactive legislation, accounting principles generally accepted in the United States dictate that the total estimated assessment, including interest, be provided for at the time the law is enacted. Seacoast Financial has two REIT subsidiaries that were formed in 1998 under its banking companies, Compass Bank for Savings and Nantucket Bank, that are impacted by this legislation. Accordingly, Seacoast Financial recorded an $11,192,000 charge to first quarter earnings to recognize the liabilities for taxes and interest resulting from the retroactive application of this new law. This amount recorded is net of any federal and state income tax benefits. In addition to the charge to earnings resulting from the retroactive application of the new legislation, Seacoast Financial has also ceased recording the tax benefits associated with the dividend received deduction in 2003.
    Excluding the $11,192,000 charge for this accrued tax liability, net income was $8,163,000,or $.36 per diluted share in the 2003 first quarter compared to $8,874,000, or $.38 per diluted share in the 2002 first quarter. This adjusted net income for the quarter represents a return on average assets of 0.87% and a return on equity of 9.95% compared to 1.04% and 11.17% respectively, for the same period last year. The actual loss on average assets and average equity was 0.32% and 3.78% respectively, for the 2003 quarter.
    Net interest income totaled $32,254,000 for the quarter ended March 31, 2003 compared to $28,795,000 in the same period in 2002, an increase of $3,459,000, or 12%. This increase was mainly attributable to solid loan growth of over 15% during the past year. Seacoast's net interest margin in the quarter ended March 31, 2003 was 3.63% compared to 3.58% in the same period in 2002 and 3.59% in the fourth quarter of 2002. The net interest margin continues to be favorably impacted by historically low levels of interest rates as well as the increase in core deposits and non-interest checking account balances. Core deposits and non-interest checking account balances increased $134,285,000 from March 31, 2002 to March 31, 2003 producing a lower funding cost to support asset growth.
    Noninterest income increased $379,000, or 11.8%, during the quarter ended March 31, 2003 compared to the same period in 2002. Fees and other income was $3,280,000 for March 31, 2003 verses $2,981,000, an improvement of $299,000 or 10%. Deposit service charges increased by $230,000 or 10% and other loan fees increased $116,000 or 50%, while loan servicing fees, merchant card fees (net of expenses) and other income declined by $47,000 or 9.8%.
    Noninterest expenses increased $3,471,000, or 20.5%, during the first quarter of 2003 compared to the same period in 2002. Included in other noninterest expenses in the first quarter of 2003 is an interest charge of $1,621,000 for the retroactive tax assessment by the Commonwealth of Massachusetts pertaining to the disallowance of the dividend received deductions for dividends from a REIT. Exclusive of this assessment, noninterest expenses increased $1,850,000 or 11.0%. For the quarter, salaries and employee benefits increased by $560,000, occupancy and equipment increased by $546,000, data processing increased by $388,000, marketing expenses increased by $250,000, and other operating expenses increased by $207,000, offset by a decrease in professional services of $57,000 and a reduction in the amortization of intangibles of $44,000. Such increases are generally attributable to franchise expansion, including a new branch and increased staffing levels to support growth in the number of loan and deposit customers.
    Dividends paid to the holders of the 8.50% Trust Preferred Securities amounted to $1,233,000 for the first quarter of 2003 and are reported as minority interest expense. With a date of issuance of May 31, 2002, no dividends were recorded in the first quarter of 2002.
    Income tax provisions increased by $10,485,000 in the first quarter of 2003, materially impacted by the retroactive assessment of the disallowance of the dividend received deduction on distributions from a REIT. Exclusive of this retroactive assessment of $9,571,000, income tax provisions increased by $914,000 or 19.4%.
    Total assets increased by $75.1 million, or 2.0% from December 31, 2002 to a total of $3.8 billion at March 31, 2003. Total loans increased by $67.1 million, or 2.2%, during the three months ended March 31, 2003. The increases were mainly in residential real estate loans, home equity lines of credit, indirect automobile loans and commercial real estate loans which increased $65.7 million, or 4.4%, $7.2 million or 10.7%, $4.0 million, or 0.5%, and $3.3 million, or 0.9%, respectively. Even though an economic resurgence has failed to materialize within our region, the current low interest rate environment continues to fuel the housing and automobile sector and has helped to sustain strong earning asset growth for the quarter.
    Total deposits of $2.4 billion at March 31, 2003 were up by $15 million or 0.6% from the December 31, 2002 balances. Savings balances, Money Market accounts, Retirement accounts, and NOW accounts increased $13.2 million, or 4.1%, $4.5 million, or 0.8%, $3.4 million, or 1.9%, and $1.3 million, or 0.5%, respectively, offset by a decline in Term Certificate balances of $8.7 million, or 1.0%. There still remains a strong inclination from depositors to preserve their funds and remain liquid. Wholesale borrowing did increase for the quarter by $45.3 million, or 5.1% as the company took advantage of the favorable rate environment to draw down some longer term structured funding opportunities.
    Total stockholders' equity at March 31, 2003 was $309 million or 8.18% of total assets verses $319 million or 8.63% at December 31, 2002. This represents a book value per share of $13.38 at March 31, 2003 verses $13.67 at December 31, 2002. The Company repurchased $5.4 million, or 285,000 shares of its common stock during the quarter-end March 31, 2003. There remains 390,184 shares available for repurchase under the Company's fourth repurchase program announced in September 2002.
    The allowance for loan losses was $34.7 million, or 1.13% of loans, at March 31, 2003, compared with $34.3 million, or 1.15% of loans, at December 31, 2002. Non-performing loans were $18.5 million or 0.61% of total loans at March 31, 2003, compared to $14.1 million, or 0.47% of total loans, at December 31, 2002. Non-performing assets were $18.9 million or 0.50% of total assets at March 31, 2003, compared to $15.4 million, or 0.42% of total assets, at December 31, 2002.
    Kevin G. Champagne, President and CEO stated, "We look forward to consummation of our transaction with Bay State Bancorp, Inc. during the second quarter of this year. This acquisition provides Seacoast Financial an entry into the attractive greater Boston metropolitan area. We believe that the expanded services available through Compass Bank, including higher commercial lending limits and Private Banking services, will benefit current Bay State customers and prospects. We continue to evaluate options for franchise expansion including additional acquisitions and/or de novo branching in the greater Boston market. We believe that capital deployed in the greater Boston market area will yield improved stockholder returns going forward."
    Today, the Board of Directors announced a quarterly cash dividend of $.12 per share. The dividend is payable on May 23, 2003 to stockholders of record on May 9, 2003.
    The 2003 Annual Meeting of Stockholders of Seacoast Financial Services Corporation will be held on Tuesday, May 20, 2003 at 10 a.m., local time, at the Hawthorne Country Club, 970 Tucker Road, North Dartmouth, Massachusetts.

    Seacoast Financial Services Corporation is the holding company for CompassBank and Nantucket Bank and is headquartered in New Bedford, Massachusetts. CompassBank is a $3.3 billion state chartered savings bank serving Southeastern Massachusetts through a network of 40 full service branch offices and 46 branch and remote ATMs, a customer call center and on-line banking at www.compassbank.com. Nantucket Bank is a $468 million state chartered savings bank serving Nantucket Island with 3 full service branch offices. CompassBank ranks as the second largest publicly traded savings bank headquartered in Massachusetts. The banks provide a wide array of financial services including consumer banking, mortgage lending, commercial lending, consumer finance, private banking and alternative investments to retail and business customers.
    The measurement of Seacoast Financial's income exclusive of the loss from the provision for additional state taxes and the interest thereon, was determined by a method other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company believes that this supplemental information is essential to a proper understanding of its operating results. However, such disclosure should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures which may be presented by other companies.
    The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management=s confidence and strategies and management=s expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of movements in interest rates, the possibility of disruption in credit markets, successful implementation and integration of acquisitions, the effects of economic conditions and the impact of legal and regulatory barriers and structures. Actual results may differ materially from such forward-looking statements. Seacoast Financial assumes no obligation for updating any such forward-looking statements at any time.

       Seacoast Financial Services Corporation and Subsidiaries
                            (Nasdaq: SCFS)
              Selected Consolidated Financial Information
             (Dollars in thousands, except per share data)
                              (Unaudited)

                                            Three Months Ended
                                        March 31,         December 31,
                                    2003        2002          2002
Interest income
       Loans                      $48,247       $46,923       $48,621
       Investments                  5,287         6,277         6,157
        Total interest income      53,534        53,200        54,778

Interest expense                   21,280        24,405        23,176

Net interest income                32,254        28,795        31,602

Provision for loan losses           2,087         1,535         1,862

Net interest income after
 provision                         30,167        27,260        29,740

Noninterest income
  Net gain (loss) on sale of
   loans and securities               304           224           (55)
  Fees and other income             3,280         2,981         3,387
      Total noninterest income      3,584         3,205         3,332

Noninterest expense
  Salaries and employee benefits    9,973         9,413         8,903
  Amortization of intangibles         164           208           188
   Other noninterest expense       10,223         7,268         8,738
       Total noninterest expense   20,360        16,889        17,829

Minority interest expense           1,233            --         1,222

Income before taxes                12,158        13,576        14,021
Income taxes                       15,187         4,702         4,829
Net (loss) income                 $(3,029)       $8,874        $9,192

Net (loss) income per share
 -diluted                          $(0.13)        $0.38         $0.40
Net (loss) income per share
 -basic                            $(0.14)        $0.39         $0.41

Weighted average common and
 common stock equivalent
 shares outstanding -diluted   22,698,121    23,524,716    23,128,142

Weighted average common
 shares outstanding -basic     22,208,076    23,004,842    22,593,979


       Seacoast Financial Services Corporation and Subsidiaries
      Selected Consolidated Financial and Statistical Information
           (Dollars in thousands, except per share amounts)
                              (Unaudited)


                                    March 31,  December 31,  March 31,
                                      2003        2002         2002

Total assets                       $3,776,156  $3,701,045  $3,450,412
Investment securities                 462,415     489,755     541,575
Loans, net of unearned discount(1)  3,058,271   2,991,171   2,641,336
Allowance for loan losses              34,709      34,354      30,332
Deposits                            2,418,512   2,403,875   2,253,111
Borrowings                            942,060     896,704     857,375
Stockholders' equity                  308,980     319,488     309,329
Number of common shares
 outstanding                       23,091,774  23,372,574  24,238,886
Book value per share                    13.38       13.67       12.76
Tangible book value per share           11.85       12.15       11.27
Equity-to-assets ratio                   8.18%       8.63%       8.96%
Non-performing assets                  18,852      15,423      13,576
Non-performing assets to total assets    0.50%       0.42%       0.39%
Non-performing loans                   18,519      14,073      12,194
Non-performing loans to total loans      0.61%       0.47%       0.46%


                                             Three Months Ended
                                           March 31,      December 31,
Yields:                                 2003       2002      2002

Loans                                   6.33 %     7.12 %    6.58 %
Investments                             4.19       4.33      4.30
Yield on earning assets                 6.03       6.62      6.21
Non-time deposits                       1.00       1.58      1.31
Time deposits                           3.16       3.89      3.40
Borrowed funds                          4.42       5.07      4.82
Cost of funds                           2.72       3.40      3.00
Net interest spread                     3.31       3.22      3.21
Net interest margin                     3.63       3.58      3.59
Return (loss) on average assets
 (annualized)                          (0.32)      1.04      0.98
Return (loss) on average equity
 (annualized)                          (3.78)     11.17     11.10
Efficiency ratio                       56.81      52.78     51.04
Efficiency ratio (2)                   52.29      52.78     51.04

   (1) Excludes loans held for sale.
   (2) Excludes interest on tax deficiency in 2003 associated with the loss of the REIT.


    CONTACT: Seacoast Financial Services Corporation
             James R. Rice, 508/984-6102